Exhibit 15(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-215126) and Forms S-8 (Nos. 333-208276 and 333-178183) of Advanced Semiconductor Engineering, Inc. and Form S-8 (No. 333-229860) of ASE Technology Holding Co., Ltd. of our report dated March 21, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Siliconware Precision Industries Co., Ltd, which appear in this Form 20-F of ASE Technology Holding Co., Ltd.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

Republic of China
April 26, 2019